Exhibit 99.3

FOR IMMEDIATE RELEASE

Contact: Russell J. Grimes

President and Chief Executive Officer

(410) 795-1900

Carroll Bancorp, Inc. Announces Closing of Private Placement Offering

SYKESVILLE, MD – January 26, 2015 – Carroll Bancorp, Inc. (OTCQB: CROL) (the “Company”), the parent company of Carroll Community Bank (the “Bank”), is pleased to announce that it has received gross proceeds exceeding $5.1 million as a result of the successful closing of its private placement capital offering, which closed on January 23, 2015. The offering was open to certain institutional and other accredited investors. Ambassador Financial Group Inc. was engaged by the Company as placement agent and assisted the Board of Directors and Senior Management with the offering.

The Company intends to use the net proceeds from the private placement offering to enhance Carroll Community Bank’s overall capital position to enable continued asset growth, including funding of organic loan growth and increasing the allowable maximum loan amount that it may extend to any one borrower. The Bank recently hired John Beck, previously with OBA Bank, as Senior Vice President, Montgomery County/Metro Washington Team Leader, and Michael Himmel, previously with Signal Financial Federal Credit Union, as Senior Vice President, Howard County Team Leader to expand the Bank’s lending efforts in those respective and surrounding counties. In addition, the Bank opened a loan production office in Montgomery County to support this initiative.

“Our company is growing and adding talented and seasoned bankers and directors in our efforts to execute our business strategy. The closing of the private placement offering represents our third successful capital raise in just over three years, raising nearly $12 million during this period. The Board of Directors and Senior Management are grateful for the support from our stockholders and our efforts to enhance long-term stockholder value”, stated Russell Grimes, President and CEO of Carroll Bancorp, Inc.

About Carroll Bancorp, Inc. and Carroll Community Bank

Carroll Bancorp, Inc. is the holding company of Carroll Community Bank. Carroll Community Bank, originally founded in 1870, is now a state-chartered commercial bank with branch offices in Eldersburg and Westminster of Carroll County, Maryland. Carroll Community Bank operates as a community-oriented institution, offering a variety of loan and deposit products and serving the financial needs of its local community.